Exhibit 10.6
[UGI Corporation Letterhead]
King of Prussia, Pennsylvania (USA)
16 March 2011
Re: Stand-alone First Demand Guarantee

From :	UGI Corporation

To :	The Lenders and the Facility Agent under the Facilities Agreement (the “Beneficiaries”), duly represented for the purposes hereof by the Facility Agent.
The undersigned, UGI Corporation, a Pennsylvania corporation (the “Guarantor”) is duly represented for the purposes hereof by Mr Lon Greenberg, duly authorized.
Whereas, AGZ Holding, a French société anonyme with registered number is 413 765 108 RCS Nanterre, having its registered office at 3, Place De Saverne Immeuble Les Renardières, 92400 Courbevoie, France, is controlled (indirectly) by the Guarantor within the meaning of article L. 233-3 of the French Code de Commerce and is a borrower under a facilities agreement dated 16 March 2011 executed between among others, (i) AGZ Holding as Borrower and Security Grantor (as such terms are defined therein), (ii) Antargaz (together with AGZ Holding, the “Borrowers”) as Borrower (as such term is defined therein), (iii) Natixis as Mandated Lead Arranger and Bookrunner, Facility Agent and Security Agent (as such terms are defined therein), (iv) BNP Paribas, Caisse Régionale de Crédit Agricole Mutuel de Paris et D’Ile De France and Crédit Lyonnais as Mandated Lead Arrangers and Bookrunners (as such terms are defined therein), (v) the Mandated Lead Arrangers (as such term is defined therein), (vi) the Arrangers (as such term is defined therein) and (vii) the Lenders (as such term is defined therein), pursuant to which the Lenders have agreed to make available certain credit facilities to the Borrowers in a total maximum principal amount of € 420,000,000 (the “Facilities Agreement”).
Whereas, the Guarantor hereby acknowledges that it has full and complete knowledge of the terms and conditions of the Facilities Agreement, a copy of which it has received.
1.
In consideration of the obligations of the Borrowers under the Facilities Agreement, the Guarantor undertakes, in accordance with article 2321 of the Civil Code, to irrevocably pay to the Facility Agent on behalf of the Beneficiaries on first written demand to this effect from the Facility Agent, any sum claimed by it, in writing, subject to the provisions of this Guarantee and in particular the Cap (as defined below).

2.
Any sums due (the “Sums Due”) by the Guarantor under this guarantee (the “Guarantee”) shall be paid in Euros within five (5) business days (the “Due Date”) after receipt by the Guarantor of the corresponding written notice (which shall mandatorily be substantially in the form set out in Schedule A hereto together with the required attachment) from the Facility Agent. If the Guarantor fails to pay any Sum Due by the corresponding Due Date, such Sum Due shall bear default interest at a rate of 1 per cent. per annum from the Due Date up to the date of actual payment of such Sum Due. All payments by the Guarantor under this Guarantee shall be made in full without any deduction or withholding in respect of any taxes or otherwise, except to the extent such deduction or withholding is required by law. If such deduction or withholding is required, the Guarantor shall forthwith pay to the Facility Agent on behalf of the Beneficiaries such additional amount as may be necessary to ensure that the Facility Agent receives a net amount equal to the full amount which would have been received by it had no such deduction or withholding been made.

3.
The obligations of the Guarantor under this Guarantee will remain in full force and effect until the earlier of (i) the date on which the sum of payments made by the Guarantor pursuant to this Guarantee reaches the Cap (as defined below), (ii) 30 September 2016 and (iii) the date on which the Guarantor is fully and irrevocably discharged from its obligations under the Guarantee by the Facility Agent on behalf of the Beneficiaries (each the “Expiration Date”). After the Expiration Date, the Guarantee will automatically cease to have effect as regards the obligations of the Guarantor under this Guarantee, whether or not the original copy of the Guarantee is returned to the Guarantor, and the Guarantor will no longer be obliged to make any payment under the Guarantee other than payment of any Sums Due claimed in a written request for payment made by the Facility Agent (acting on behalf of the Beneficiaries) and received by the Guarantor prior to the Expiration Date and which are still outstanding on such date (but subject in any event to the Cap (as defined below)).

4.
The Guarantee constitutes an autonomous obligation of the Guarantor which is, in accordance with article 2321 of the Civil Code, independent from the Facilities Agreement or any other relations that may exist between the Guarantor, the Facility Agent, the Lenders, the Borrowers, or any of them. Therefore, the Guarantor may not raise any exceptions, defenses or objections relating to the obligations of the Borrowers under the Facilities Agreement. The Guarantee will remain in full force and effect in all circumstances, in particular in the event that any of the Borrowers becomes insolvent or is the subject of a voluntary creditors’ arrangement, any corporate recovery procedure, administration order, winding-up order or any other judicial or extra-judicial procedure aiming at the collective settlement of its liabilities, a corporate reorganization or similar processes.

5.
The Guarantor agrees to reimburse the Beneficiaries upon written demand from the Facility Agent accompanied by appropriate supporting documentation, all expenses (including reasonable advisory and legal fees) incurred in connection with the enforcement of the Guarantor’s obligations under this Guarantee.

6.
All payment obligations of the Guarantor under this Guarantee are capped at an amount not exceeding EUR 100,000,000 in aggregate (the “Cap”) and this Guarantee may be called upon in one or multiple times, up to the Cap.

7.
The rights of the Beneficiaries under the Guarantee are granted by the Guarantor on an intuitu personae basis and therefore such rights cannot be assigned or transferred without the prior written consent of the Guarantor. Notwithstanding the foregoing, such rights may be assigned or transferred without the prior written consent of the Guarantor to any transferee or assignee of a Lender’s participation under and in accordance with the Facilities Agreement. The obligations of the Guarantor under the Guarantee may not be assigned or transferred to any other party.

8.
Any payment by the Guarantor following a payment request by the Facility Agent on behalf of the Beneficiaries will be validly made if made by transfer to an account, details of which shall have been notified to the Guarantor by the Facility Agent on behalf of the Beneficiaries. Notwithstanding anything to the contrary contained in this Guarantee, there will be no default or payment delay by or attributable to the Guarantor under this Guarantee so long as the Guarantor shall not have received from the Facility Agent all account and other banking details allowing the Guarantor, using customary national and/or international funds transfer and settlement systems available to corporations other than credit institutions and financial services providers, to transfer funds to such Facility Agent in all relevant currencies for purposes of discharging its payment obligations owing to the Beneficiaries hereunder.

9.
Any written communication (including payment demands) relating to the Guarantee will be sent, unless indicated otherwise in the Guarantee, by email or facsimile (or registered letter with acknowledgment of receipt or any other similar method) to the following addresses (or to any other addresses duly notified to the other party in good time);

(a)	if the communication is sent by the Guarantor to the Beneficiaries:

NATIXIS, as Facility Agent acting on behalf of the Beneficiaries
For the attention of:	Sylvie Delorme (sylvie.delorme@natixis.com)
Marina Le Bideau (marina.lebideau@natixis.com)
Fax:	33 1 58 19 30 90
(b)	if the communication is sent by the Facility Agent (acting on behalf of the Beneficiaries) to the Guarantor:

UGI Corporation
For the attention of:	Chief Financial Officer
Fax:	610-992-3259
With copy to:	General Counsel, Fax: 610-992-3258
10.
The Guarantee is governed by, and shall be construed in accordance with, French law. All disputes arising out of or in connection with this Guarantee will be submitted to the courts falling within the territorial jurisdiction of the Tribunal de Commerce of Paris, France.

UGI Corporation

By:
Name:	Lon R. Greenberg
Title:	Chairman and Chief Executive Officer

SCHEDULE A

FORM OF WRITTEN NOTICE

From :	The Facility Agent on behalf of the Beneficiaries

To :	UGI Corporation

Date :	[•]
Dear Sirs,
We refer to the first demand guarantee issued by UGI Corporation on [•] (the “Guarantee”) for the benefit of the Beneficiaries.
Terms defined in the Guarantee have the same meaning when used in this written notice unless given a different meaning in this written notice.
We hereby confirm that a sum in an amount of [•] is currently due under the Facilities Agreement for more than five (5) business days and remains unpaid, and that the relevant Borrower(s) have been notified of this fact pursuant to a notification, a copy of which is attached hereto. [Attach relevant notification]
We hereby request payment of a Sum Due in amount of € [•]1, which shall be paid by you within five (5) days after receipt by you of this written notice, to the following account: [•].
Yours Faithfully,
NATIXIS
in its capacity as Facility Agent on behalf of the Beneficiaries

By:

[1]	Such amount shall not exceed the amount referred to in the preceding paragraph.

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